THE CORPORATION IS NOT A "REPORTING ISSUER" AS THAT TERM IS DEFINED UNDER APPLICABLE SECURITIES LAWS. THERE IS NO ASSURANCE THAT THE CORPORATION WILL BECOME A "REPORTING ISSUER". THE COMMON SHARES OF THE CORPORATION ARE LISTED ON THE OTC BULLETIN BOARD UNDER THE SYMBOL SNDTF.OB. THE SECURITIES OF THE CORPORATION SUBSCRIBED FOR HEREUNDER WILL BE SUBJECT TO RESALE RESTRICTIONS UNDER APPLICABLE SECURITIES LAWS. THE CORPORATION HAS NOT COVENANTED, AND IS UNDER NO OBLIGATION, TO FILE A PROSPECTUS OR COMPLETE A TRANSACTION WHICH WOULD RESULT IN THE CORPORATION OR ANY SUCCESSOR THERETO BECOMING A "REPORTING ISSUER". INVESTORS ARE URGED TO CONSULT WITH THEIR PROFESSIONAL ADVISORS WITH RESPECT TO RESALE RESTRICTIONS APPLICABLE TO SECURITIES OF THE CORPORATION.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (i) THE DATE WHICH IS THE CLOSING DATE, AND (ii) THE DATE SAND TECHNOLOGY INC. BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

SAND TECHNOLOGY INC.

NON-BROKERED PRIVATE PLACEMENT
SUBSCRIPTION AGREEMENT FOR UNITS

TO:      SAND TECHNOLOGY INC.

The undersigned (the “Subscriber”) hereby irrevocably subscribes for and agrees to purchase from Sand Technology Inc. (the “Corporation”) that number of units (the “Units”) set out below at a price of $900 per Unit. Each Unit consists of one 8% Secured Convertible Debenture (face value $900) due December 31, 2017, redeemable at the option of the Corporation if the bid price of the stock has been above $1.50 for sixty (60) consecutive trading days, and convertible into Class A common shares (a “Common Share”) at $0.45 per share and one thousand share purchase warrants (the “Warrants”) of the Corporation. Each Warrant entitles its holder thereof to purchase one additional Common Share (a “Warrant Share”) of the Corporation at a price of $0.70 per Warrant Share at any time until the earlier of the close of business on the day which is thirty-six (36) months from the Closing Date (as defined herein) or the sixtieth (60th) consecutive trading day in which the bid price of the Common Shares has been above $1.50. The Subscriber agrees to be bound by the terms and conditions set forth in the attached “Terms and Conditions of Subscription for Units” including without limitation the representations, warranties and covenants set forth in the applicable schedules attached thereto. The Subscriber further agrees, without limitation, that the Corporation may rely upon the Subscriber’s representations, warranties and covenants contained in such documents.

SUBSCRIPTION AND SUBSCRIBER INFORMATION

Please print all information (other than signatures), as applicable, in the space provided below

Number of Units: _____________________________x $900
(Name of Subscriber)
=
Account Reference (if applicable): ________________
Aggregate Subscription Price: $ ______________________
By: _______________________________________		(the “Subscription Price”)
Authorized Signature

(Official Capacity or Title – if the Subscriber is not an individual)		If the Subscriber is signing as agent for a principal (beneficial purchaser) and is not purchasing as trustee or agent for accounts fully managed by it, complete the following:

(Name of individual whose signature appears above if different than the name of the subscriber printed above.)
(Name of Principal)

(Subscriber’s Address, including Municipality and Province)
(Principal’s Address)

S.I.N. or Taxation Account of Subscriber

(Telephone Number)	(Email Address)

Register the Securities as set forth below:		Deliver the Securities as set forth below:

(Name)		(Name)

(Account Reference, if applicable)		(Account Reference, if applicable)

(Address, including Postal Code)		(Address)

		(Contact Name)	(Telephone Number)

Number and kind of securities of the Corporation held, directly or indirectly, if any:		State whether Subscriber is an insider of the Corporation:

Yes [ ] No [ ]

The Corporation hereby accepts the subscription for Units as set forth in this Subscription Agreement on the terms and conditions contained in this Subscription Agreement (including all applicable schedules) this ______day of _______________, 2008.

SAND TECHNOLOGY INC.

Per:
Authorized Signing Officer

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TERMS AND CONDITIONS OF SUBSCRIPTION FOR UNITS

FOR VALUE RECEIVED, the Corporation promises to pay to the subscriber or its registered assigns (the “Holder”, and together with the other Holders of Debentures (as defined below), collectively the “Holders”)), or shall have paid pursuant to the terms hereunder, the principal sum of $ ________________ by December 31, 2017, or such earlier date as this Debenture is required or permitted to be repaid as provided hereunder (the “Maturity Date”), and to pay interest as Payment in Kind (Common Shares in lieu of cash) at a rate of 8% on the aggregate unconverted and then outstanding principal amount of this debenture in accordance with the provisions hereof. Interest will not begin to accrue until January 1, 2009. This debenture is subject to the following additional provisions:

ARTICLE 1 - INTERPRETATION

1.1 Definitions

     Whenever used in this Subscription Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and phrases shall have the respective meanings ascribed to them as follows:

“Bankruptcy Event” means any of the following events: (a) the Corporation or any Significant Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof; (b) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (c) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment; (d) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (e) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (f) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Base Conversion Price” shall have the meaning set forth in Article 4.2.

“Business Day” means a day other than a Saturday, Sunday or any other day on which the principal chartered banks located in Montréal are not open for business.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation (other than by means of conversion or exercise of the Debentures and the Warrants), or (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the shareholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the Corporation or the successor entity of such transaction, or (c) the Corporation sells or transfers all or substantially all of its assets to another Person and the shareholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, or (d) a replacement at one time or within a three year period of more than one-half of the members of the Corporation’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (v) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) above.

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“Closing” shall have the meaning ascribed to such term in Article 10.

“Closing Date” shall have the meaning ascribed to such term in Article 10.

“Closing Time” shall have the meaning ascribed to such term in Article 10.

“Collateral” has the collective meanings set forth in the Security Documents.

“Collateral Agent” shall mean the agent as appointed pursuant to the Intercreditor Agreement.

“Common Shares” means the common shares, no par value, of the Corporation and shares of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Share Equivalents” means all Common Shares or any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Shares (including without limitation, any debt, preferred shares, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares), whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, at an effective price per share which is less than the Conversion Price then in effect. If the Corporation issues any securities convertible or exchangeable into Common Shares, the maximum number of shares of Common Shares issuable there under shall be deemed to be Common Share Equivalents issued as of the time of such issue, if the consideration per share of such Common Shares Equivalents (as hereinafter determined) is less than the Conversion Price then in effect. Common Shares Equivalents, however, shall not include the issuance of (a) shares of Common Shares or options to employees, officers or directors of the Corporation pursuant to any share or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose (b) securities upon the conversion of any securities issued hereunder or other securities sold as part of the same offering, convertible securities, options or warrants issued and outstanding on the date of this Debenture, provided that such securities have not been amended since the date of this Debenture to increase the number of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to an entity which is, itself or through its subsidiaries, an operating corporation in a business synergistic with the business of the Corporation and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

“Conversion Date” shall have the meaning set forth in Article 3.1.

“Conversion Price” shall have the meaning set forth in Article 3.2.

“Conversion Shares” means, collectively, the Common Shares issuable upon conversion of this Debenture in accordance with the terms hereof.

“Corporation” means Sand Technology Inc. and includes any successor corporation to or of the Corporation.

“Debenture” means one of the 8% Secured Convertible Debenture (face value $900) of the Corporation due December 31, 2017 and convertible into Common Shares at $0.45 per share issued to the Holders.

“Debenture Register” shall have the meaning set forth in Article 2.2.

“Dilutive Issuance” shall have the meaning set forth in Article 4.2.

“Dilutive Issuance Notice” shall have the meaning set forth in Article 4.2.

“Event of Default” shall have the meaning set forth in Article 6.

“Fundamental Transaction” shall have the meaning set forth in Article 4.4.

“Indebtedness” shall mean all obligations and liabilities of the Corporation, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, voluntary or involuntary, known or unknown.

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement dated as of the date hereof among the Corporation and the Collateral Agent, as such Intellectual Property Security Agreement may from time to time be amended, modified, supplemented or restated pursuant to and in compliance with the terms thereof.

“Intercreditor Agreement” means that certain Intercreditor and Collateral Agency Agreement entered into as of the date hereof among the Corporation, the Holders and the Collateral Agent, as such Intercreditor Agreement may from time to time be amended, modified, supplemented or restated pursuant to and in compliance with the terms thereof.

“Inter-Creditor Priority Agreement” means that certain Inter-Creditor Priority Agreement entered into as of the date hereof among the Corporation, Arthur Ritchie and the Collateral Agent, as such Inter-Creditor Priority Agreement may from time to time be amended, modified, supplemented or restated pursuant to and in compliance with the terms thereof.

“Interest Payment Date” shall have the meaning set forth in Article 2.1

“Late Fees” shall have the meaning set forth in Article 2.2 a).

“Lien” shall mean any valid and enforceable interest in any property, whether real, personal or mixed, securing an indebtedness, obligation or liability owed to or claimed by any Person other than the owner of such property, whether such indebtedness is based on the common law or any statute or contract and including, but not limited to, a security interest, pledge, mortgage, assignment, conditional sale, trust receipt, lease, consignment or bailment for security purposes.

“Majority Holders” means, at any time of determination, the Holders holding a majority of the aggregate principal amount of the Debentures outstanding.

“Notice of Conversion” shall have the meaning set forth Article 3.1.

“Offering” means the offering of Units pursuant to this Subscription Agreement.

“Original Issue Date” shall mean the date of the first issuance of the Debentures.

“Permitted Indebtedness” means (a) the Indebtedness existing on the Original Issue Date and set forth on Schedule “G” of the Subscription Agreement, (b) up to $750,000 in additional Indebtedness, (c) lease obligations and purchase money indebtedness of up to $750,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets and (d) any factoring of receivables, which the Corporation shall be entitled to do without restriction.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Corporation) have been established in accordance with GAAP; (b) Liens imposed by law which were incurred in the ordinary course of the Corporation’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Corporation’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Corporation and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien; and (c) Liens incurred in connection with Permitted Indebtedness provided that such Liens are not secured by assets of the Corporation or its Subsidiaries other than the assets so acquired or leased.

“Person” means any individual (whether acting as an executor, trustee administrator, legal representative or otherwise), corporation, firm, partnership, sole proprietorship, syndicate, joint venture, trustee, trust, unincorporated organization or association, and pronouns have a similar extended meaning.

“Securities Laws” means, as applicable, the securities laws, regulations, rules, rulings and orders in each of the provinces of Canada, the applicable policy statements or regulations issued by the securities regulators in each of the provinces of Canada.

“Security Agreement” means that certain Deed of Hypothec to secure payment of Debentures by the Corporation in favor of the Collateral Agent dated as of the date hereof, as such Deed of Hypothec to secure payment of Debentures may from time to time be amended, modified, supplemented or restated pursuant to and in compliance with the terms thereof.

“Security Documents” means all security agreements, pledge agreements, collateral assignments, and other documents, including the Deed of Hypothec to secure payment of Debentures, the Intellectual Property Security Agreement and the Inter-Creditor Priority Agreement, executed in connection with this Agreement and granting to Holders a real right on or liens and security interests in the Collateral, all renewals, amendments, supplements, restatements, modifications or extensions of such documents, and any such documents hereafter executed in favor of Holders to secure payment of all or any part of the Debentures or the liabilities and obligations of the Corporation hereunder, together with all financing statements and other documents necessary to record or perfect the liens granted by any of the foregoing.

“Share Delivery Date” shall have the meaning set forth in Article 3.3 b).

“Significant Subsidiary” means each of the following: (i) Sand Technology Deutschland GmbH, an entity existing under the laws of Germany, (ii) Sand Technology Limited, a company existing under the laws of England, (iii) Sand Technology Corporation, a Delaware corporation, (iv) STSI Licensing, LLC, a New Jersey limited liability company, and (v) Sand Technology Ireland Limited, an entity existing under the laws of Ireland.

“Subscriber” means the subscriber for Units as set out on the face page of this Subscription Agreement.

“Subscription Agreement” means this subscription agreement (including any schedules hereto) and any instrument amending this Subscription Agreement; “hereof”, “hereto”, “hereunder”, “herein” and similar expressions mean and refer to this Subscription Agreement and not to a particular Article or Section; and the expression “Article” or “Section” followed by a number means and refers to the specified Article or Section of this Subscription Agreement.

“Subscription Price” shall have the meaning ascribed to such term on the face page of this Subscription Agreement.

“Term Sheet” means the term sheet delivered to potential purchasers of Units, a copy of which is attached hereto as Schedule “A”.

“Trading Market” means any of (i) a national securities exchange; (ii) the NASDAQ National Market; or (iii) an established quotation service for over the counter securities.

“Volume Weighted Average Trading Price” or “VWAP”means the volume weighted average trading price of the listed securities, calculated by dividing the total value by the total volume of securities traded for the relevant period.

1.2 Gender and Number

     Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine gender and words importing persons shall include firms and corporations and vice versa.

1.3 Currency

     Unless otherwise specified, all dollar amounts in this Subscription Agreement, including the symbol “$”, are expressed in United States dollars.

1.4 Subdivisions, Headings and Table of Contents

     The division of this Subscription Agreement into Articles, Sections, Schedules and other subdivisions, the inclusion of headings and the provision of a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Subscription Agreement. The headings in this Subscription Agreement are not intended to be full or precise descriptions of the text to which they refer. Unless something in the subject matter or context is inconsistent therewith, references herein to an Article, Section, Subsection, paragraph, clause or Schedule are to the applicable article, section, subsection, paragraph, clause or schedule of this Subscription Agreement.

ARTICLE 2 - INTEREST

2.1 Payment of Interest in kind (Common Shares in lieu of cash)

The Corporation shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of 8% per annum, payable on each Conversion Date subsequent to January 1, 2009 (as to that principal amount then being converted), and on the Maturity Date (except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day) (each such date, an “Interest Payment Date”), in Common Shares at a rate of $0.45 per share.

2.2 Interest Calculations

Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the January 1, 2009 until payment in full of the principal sum, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Interest shall cease to accrue with respect to any principal amount converted, provided that the Corporation actually delivers the Conversion Shares within the time period required by Article 3.3 b). Interest paid in kind (Common Shares in lieu of cash) hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Corporation regarding registration and transfers of this Debenture (the “Debenture Register”).

     A) Late Fee. All overdue accrued and unpaid interest paid in kind (Common Shares in lieu of cash) to be paid hereunder shall entail a late fee at an interest rate equal to the lesser of 8% per annum or the maximum rate permitted by applicable law (“Late Fees”) which shall accrue daily from the date such interest is due hereunder through and including the date of payment in full.

Prepayment. Except as otherwise set forth in this Debenture, the Corporation may not prepay any portion of the principal amount of this Debenture without the prior written consent of the Holder. The Debentures may be redeemable at the option of the Corporation if the bid price of the stock has been above $1.50 for sixty (60) consecutive trading days,

ARTICLE 3 – CONVERSION

3.1 Voluntary Conversion.

At any time after the Original Issue Date until this Debenture is no longer outstanding, this Debenture shall be convertible, in whole or in part, Common Shares at the option of the Holder, at any time and from time to time. The Holder shall effect conversions by delivering to the Corporation a Notice of Conversion, the form of which is attached hereto as Schedule B (a “Notice of Conversion”), specifying therein the principal amount of this Debenture to be converted and the date on which such conversion shall be effected (a “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. To effect conversions hereunder, the Holder shall not be required to physically surrender this Debenture to the Corporation unless the entire principal amount of this Debenture plus all accrued and unpaid interest thereon has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture in an amount equal to the applicable conversion. The Holder and the Corporation shall maintain records showing the principal amount(s) converted and the date of such conversion(s). The Corporation may deliver an objection to any Notice of Conversion within eight (8) Business Days of delivery of such Notice of Conversion. In the event of any dispute or discrepancy, the records of the Corporation shall be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Debenture, the unpaid and unconverted principal amount of this Debenture may be less than the amount stated on the face hereof.

3.2 Conversion Price

The conversion price of the Debentures in effect on any Conversion Date shall be equal to $0.45 (subject to adjustment herein) (the “Conversion Price”).

3.3 Mechanics of Conversion.

     A) Conversion Shares Issuable Upon Conversion of Principal Amount. The number of Common Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Debenture to be converted by (y) the Conversion Price.

     B) Delivery of Certificate Upon Conversion. Not later than three (3) trading days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the Holder (a) a certificate or certificates representing the Conversion Shares which, on or after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Subscription Agreement) representing the number of Common Shares being acquired upon the conversion of this Debenture and (b) Common Shares paid in kind as interest (Common Shares in lieu of cash) in the amount of accrued and unpaid interest. On or after the Effective Date, the Corporation shall use its best efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Article 3 electronically through an established clearing corporation performing similar functions.

     C) Failure to Deliver Certificates. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third trading day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Notice of Conversion, in which event the Corporation shall promptly return to the Holder any original Debenture delivered to the Corporation and the Holder shall promptly return to the Corporation the Common Shares any certificates representing the principal amount and accrued and unpaid interest of this Debenture tendered for conversion under such rescinded Notice of Conversion.

     D) Obligation Absolute; Partial Liquidated Damages. If the Corporation fails for any reason to deliver to the Holder such certificate or certificates pursuant to Article 3.3 b) by the third Trading Day after the Conversion Date, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $900 of principal amount being converted, $10 per Trading Day (increasing to $20 per Trading Day after 5 trading days after such damages begin to accrue) for each Trading Day after such third Trading Day until such certificates are delivered. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Article hereof or under applicable law.

     D) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Common Shares for the sole purpose of issuance upon conversion of this Debenture and payment of interest on this Debenture, each as herein provided, free from pre-emptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Debentures), not less than such aggregate number of Common Shares as shall (subject to the terms and conditions set forth in the Subscription Agreement) be issuable (taking into account the adjustments and restrictions of Article 4) upon the conversion of the outstanding principal amount of this Debenture and payment of interest hereunder. The Corporation covenants that all Common Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

     E) Fractional Shares. No fractional Common Shares shall be issued upon exercise of any Warrants and no payments or adjustment shall be made upon any exercise on account of any cash dividends on the Common Shares issued upon such exercise.

     F) Transfer Taxes. The issuance of certificates for Common Shares on conversion of this Debenture shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Debenture so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

ARTICLE 4 – CERTAIN ADJUSTMENTS

4.1 Share Dividends and Share Splits

If the Corporation, at any time while this Debenture is outstanding: (a) pays a share dividend or otherwise makes a distribution or distributions payable in Common Shares or any Common Shares Equivalents (which, for avoidance of doubt, shall not include any Common Shares issued by the Corporation upon conversion of, or payment of interest on, the Debentures); (b) subdivides outstanding Common Shares into a larger number of shares; (c) combines (including by way of a reverse share split outstanding Common Shares into a smaller number of shares; or (d) issues, in the event of a reclassification Common Shares, any shares of share capital of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Shares (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of Common Shares outstanding immediately after such event. Any adjustment made pursuant to this Article shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

4.2 Subsequent Equity Sales.

If the Corporation or any Subsidiary thereof, as applicable, at any time while this Debenture is outstanding, sells or grants any option to purchase or sells or grants any right to re-price its securities, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition) any Common Shares Equivalents entitling any Person to acquire Common Shares at an effective price per share that is lower than the then in effect Conversion Price (such lower price, the “Base Conversion Price” and such issuances collectively, a “Dilutive Issuance”) (if the holder of the Common Shares Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Common Shares at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Shares Equivalents are issued. The Corporation shall notify the Holder in writing, no later than the second Business Day following the issuance of any Common Shares Equivalents subject to this Article 4.2, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Article 4.2, upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

4.3 Pro Rata Distributions

If the Corporation, at any time while this Debenture is outstanding, distributes to all holders of Common Shares (and not to the Holders) assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than the Common Shares, which shall be subject to Article 4.2, then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets so distributed applicable to one (1) outstanding Common Share as determined by the Board of Directors of the Corporation in good faith. In either case the adjustments shall be described in a statement delivered to the Holder describing the portion of assets so distributed or such subscription rights applicable to one (1) Common Shares. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

4.4 Fundamental Transaction

If, at any time while this Debenture is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Shares are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Shares or any compulsory share exchange pursuant to which the Common Shares is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction. If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the alternate consideration it receives upon any conversion of this Debenture following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall issue to the Holder a new debenture consistent with the foregoing provisions and evidencing the Holder’s right to convert such debenture into alternate consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Article 4.5 and insuring that this Debenture (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

4.5 Calculations

All calculations under this Article 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Article 4, the number of Common Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Common Shares (excluding any treasury shares of the Corporation) issued and outstanding.

4.6 Notice to the Holder.

     A) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Article 4, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

     B) Notice to Allow Conversion by Holder. If (a) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Shares, (b) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Shares, (c) the Corporation shall authorize the granting to all holders of the Common Shares of rights or warrants to subscribe for or purchase any shares of share capital of any class or of any rights, (D) the approval of any shareholders of the Corporation shall be required in connection with any reclassification of the Common Shares, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Shares is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and as it shall appear upon the Debenture Register, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Shares of record shall be entitled to exchange their Common Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert this Debenture during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice.

ARTICLE 5 – NEGATIVE COVENANTS

5.1 As long as more than 20% of the aggregate principal amount of the Debentures issued on the Original Issue Date pursuant to the Subscription Agreements between the Corporation and the investors signatory thereto remain outstanding and unconverted, the Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the prior written approval of the member of the Board of Directors of the Corporation appointed by the Holders :

     A) other than Permitted Indebtedness and only if the maximum amount of the Debenture is issued, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits there from.

     B) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits there from;

     C) amend its constating documents, including without limitation, the certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

     D) Without the prior written consent of the member of the Board of Directors of the Corporation appointed by the Holders, which shall not be unreasonably withheld, the Corporation will not sell, transfer, assign, pledge, collaterally assign, exchange or otherwise dispose of the Collateral, other than the sale of inventory in the ordinary course of business and the sale of obsolete or worn out equipment. If the Collateral, or any part thereof, is sold, transferred, assigned, exchanged, or otherwise disposed of in violation of these provisions, the security interest of the Holders shall continue in such Collateral or part thereof notwithstanding such sale, transfer, assignment, exchange or other disposition, and the Corporation will hold the proceeds thereof for the benefit of the Holders, and promptly transfer such proceeds to the Holders in kind.

5.2 Use of Funds

     Proceeds from the sale of the Units shall be limited to general corporate purposes including increased marketing / advertising efforts, normal working capital needs and company expansion. No pay down of debt is allowed unless the amount of cash resources after such pay down would be equal or superior to the outstanding amount subscribed under this Subscription Agreement (excluding specifically monthly payment of interests which the Corporation shall be entitled to pay at all time). Salary and compensation structure of existing personnel shall remain relatively constant including normal increases for the next 18 months.

ARTICLE 6 – EVENTS OF DEFAULT

6.1 “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

     A) any default in the payment of (a) the principal amount of any Debenture or (b) interest, liquidated damages and other amounts owing to a Holder on any Debenture, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (b) above, is not cured within 10 trading days;

     B) the Corporation shall fail to observe or perform any other covenant or agreement contained in the Debentures which failure is not cured, if possible to cure, within 10 trading days;

     C) a default or event of default (subject to any grace or cure period provided in the applicable agreement document or instrument) shall occur under (a) any of the Security Documents or (b) any other material agreement, lease, document or instrument to which the Corporation or any Subsidiary is obligated (and not covered by clause (vi) below);

     D) any representation or warranty made in this Debenture, any Security Document, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other holder of Debentures shall be untrue or incorrect in any material respect as of the date when made or deemed made;

     E) the Corporation or any Significant Subsidiary shall be subject to a Bankruptcy Event;

     F) the Corporation or any Subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $750,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

     G) the Corporation shall provide at any time notice to the Holder, including by way of public announcement, of the Corporation’s intention to not honor requests for conversions of any Debentures in accordance with the terms hereof; or

     H) the Common Shares shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within five trading days; or

     I) the Corporation shall be party to a Change of Control Transaction.

6.2 Remedies Upon Event of Default.

      A) If an Event of Default with respect to the Corporation described in Section 6.1(A) has occurred and is continuing, the Holder or Holders of the Debentures at the time outstanding affected by such Event of Default may direct the Collateral Agent to declare, by notice or notices to the Corporation, all the Debentures held by such Holder or Holders to be immediately due and payable in cash without presentment, demand, protest or further notice, all of which are hereby waived.

     B) If an Event of Default with respect to the Corporation described in Section 6.1(E) has occurred and is continuing, all the Debentures shall automatically be immediately due and payable in cash without further actions of the Holder or the Collateral Agent without presentment, demand, protest or further notice, all of which are hereby waived.

     C) If an Event of Default (other than as described in Sections 6.1(A) and Section 6.1(E)) has occurred and is continuing, the Majority Holders may at their option direct the Collateral Agent to declare, by notice or notices to the Corporation, all of the Debentures then outstanding to be immediately due and payable in cash without presentment, demand, protest or further notice, all of which are hereby waived.

6.3 Other Remedies.

     Upon the payment in full the Holder shall promptly surrender the Debenture to or as directed by the Corporation. In connection with such acceleration described herein, the Holder need not provide, and the Corporation hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Debenture until such time, if any, as the Holder receives full payment pursuant to this Article 6.2. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent

ARTICLE 7 – SECURITY

     Payment of the Debentures and the other obligations under this Agreement and the Security Documents, and the performance of the covenants set forth herein and in the Security Documents, will be secured by a hypothec in favor of the Collateral Agent for the benefit of Holder and the other Holders, in and upon the Collateral, subject to the terms and conditions provided for in the Inter-Creditor Priority Agreement. The Corporation shall execute, acknowledge and deliver, and/or cause to be executed, acknowledged and delivered, to the Collateral Agent for the benefit of the Holder and the other Holders such certificates, Shares powers, control agreements, instruments, security agreements, pledges, statements, assignments, consents, lien waivers, UCC-1 forms or amendments thereof, guarantees and other documents, including without limitation, the Security Documents, in form and substance reasonably acceptable to the Collateral Agent, as in the Collateral Agent’s good faith belief may be required to create, grant, enforce, perfect and protect such security interest, assignments, liens and mortgages. The Subscriber hereby irrevocably authorizes Agent to enter into the Inter-Creditor Priority Agreement on its behalf and to take such action on its behalf to exercise all powers under the Inter-Creditor Priority Agreement together with any and all powers as are reasonably incidental thereto.

ARTICLE 8 - SCHEDULES

8.1 Description of Schedules

     The following are the Schedules attached to and incorporated in this Subscription Agreement by reference and deemed to be a part hereof:

Schedule “A”	-	Term Sheet
Schedule “B”	-	Notice of Conversion
Schedule “C”	-	Conversion Schedule
Schedule “D”	-	Certificate – Additional Representations, Warranties and Covenants
Schedule “E”	-	Additional Representations, Warranties and Covenants for Non-Canadian Subscribers
Schedule “F”	-	U.S. Accredited Investors Certificate
Schedule “G”	-	Existing Indebtedness

ARTICLE 9 - SUBSCRIPTION AND DESCRIPTION OF UNITS

9.1 Subscription for Units

     The Subscriber hereby confirms its irrevocable subscription for and offer to purchase the Units from the Corporation, on and subject to the terms and conditions set out in this Subscription Agreement, for the Subscription Price which is payable as described in Article 10 hereto.

9.2 Acceptance and Rejection of Subscription by the Corporation

     The Subscriber acknowledges and agrees that the Corporation reserves the right, in its absolute discretion, to reject this subscription for Units, in whole or in part, at any time prior to the Closing Time. If this subscription is rejected in whole, any cheques or other forms of payment delivered to the Corporation representing the Subscription Price will be promptly returned to the Subscriber without interest or deduction. If this subscription is accepted only in part, a cheque representing any refund of the Subscription Price for that portion of the subscription for the Units which is not accepted, will be promptly delivered to the Subscriber without interest or deduction.

ARTICLE 10 – CLOSING

10.1 Closing

     Delivery and sale of the Units and payment of the Subscription Price will be completed (the “Closing”) at the offices of the Corporation, located at 215 Redfern Avenue, Suite 410, Montréal, Québec, at 12:00 pm (Montréal time) (the “Closing Time”) on Friday, April 18, 2008 or such other place or date or time as the Corporation may determine in its sole discretion (the “Closing Date”).

10.2 Corporation’s Conditions of Closing

     The Subscriber acknowledges and agrees that the obligations of the Corporation hereunder are conditional on the accuracy of the representations and warranties of the Subscriber contained in this Subscription Agreement as of the date of this Subscription Agreement, and as of the Closing Time as if made at and as of the Closing Time, and the fulfillment of the following additional conditions as soon as possible and in any event not later than the Closing Time:

A) payment by the Subscriber of the Subscription Price by certified cheque, bank draft or wire transfer in United States dollars payable to “Sand Technology Inc.”;

B) the Subscriber having properly completed, signed and delivered this Subscription Agreement to the Corporation; and

C) the subscriber having properly completed, signed and delivered Schedule “D”, if applicable;

D) if the Subscriber is a non-Canadian subscriber other than a United States subscriber, the Subscriber having properly completed, signed and delivered Schedule “E”; and

E) if the Subscriber is a United States subscriber, the Subscriber having properly completed, signed and delivered Schedule “F”.

10.3 Subscriber’s Conditions of Closing

     The Corporation acknowledges and agrees that the obligations of the Subscriber hereunder are conditional on the accuracy of the representations and warranties of the Corporation contained in this Subscription Agreement as of the date of this Subscription Agreement, and as of the Closing Time as if made at and as of the Closing Time, and the fulfillment of the following additional conditions as soon as possible and in any event not later than the Closing Time:

A) the Corporation having properly completed, signed and delivered this Subscription Agreement to the Subscriber;

B) Subscriber shall have received all applicable Security Documents and the Intercreditor Agreement, all duly authorized, executed and delivered by the Corporation and each Security Document and the Intercreditor Agreement shall be in full force and effect;

C) Subscriber shall have received the certificates evidencing the Debentures, Common Shares and the Warrants comprising the Units; and

D) the Subscriber and the other Holders shall have entered into a voting agreement with the Corporation and certain existing shareholders of the Corporation, in form and substance satisfactory to the Majority Holders, which shall provide, among other things, that the Majority Holders will have the right to designate one member of the Board of Directors of the Corporation which initially shall be Thomas M. O’Donnell; and

E) the Board of Directors shall have expanded the number of members of the Board of Directors by one (1) member and shall have filled that vacancy by appointing Thomas M. O’Donnell as a member of the Board of Directors.

ARTICLE 11 - REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

11.1 Representations, Warranties and Covenants of the Corporation

     The Corporation hereby represents and warrants to, and covenants with the Subscriber as follows and acknowledges that the Subscriber is relying on such representations and warranties in connection with the transactions contemplated herein:

A) the Corporation has been incorporated and organized and is a valid and subsisting corporation under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now conducted or proposed to be conducted and to own or lease and operate the property and assets thereof and the Corporation has all requisite corporate power and authority to enter into, execute and deliver this Subscription Agreement and the Security Documents and to carry out the obligations thereof hereunder;

B) the Corporation has full corporate power and authority to enter into this Subscription Agreement and the Security Documents and to do all acts and things and execute and deliver all documents as are required hereunder to be done, observed, performed or executed and delivered by it in accordance with the terms hereof and the Corporation has taken all necessary corporate action to authorize the execution, delivery and performance of this Subscription Agreement and the Security Documents and to observe and perform the provisions of this Subscription Agreement and the Security Documents in accordance with the provisions hereof including, without limitation, the issue of the Debentures, Common Shares and Warrants comprised of the Units to the Subscriber for the consideration and upon the terms and conditions set forth herein;

C) this Subscription Agreement and the Security Documents have been authorized, executed and delivered by the Corporation and constitute valid and legally binding obligation of the Corporation enforceable against the Corporation in accordance with their terms;

D) the Corporation is not in violation of any term of the articles or bylaws thereof. The Corporation is not in violation of any term or provision of any agreement, indenture or other instrument applicable to it which would, or could, result in any material adverse effect on the business, condition (financial or otherwise), capital, affairs or operations of the Corporation, nor is the Corporation in default in the payment of any obligation owed which is now due and there is no action, suit, proceeding or investigation commenced, pending or, to the knowledge of the Corporation after due inquiry, threatened which, either in any case or in the aggregate, might result in any material adverse effect on the business, condition (financial or otherwise), capital, affairs, prospects or operations of the Corporation or in any of the material properties or assets thereof or in any material liability on the part of the Corporation or which places, or could place, in question the validity or enforceability of this Subscription Agreement, the Security Documents or any document or instrument delivered, or to be delivered, by the Corporation pursuant hereto; and

E) all obligations and liabilities of the Corporation under the Debentures, the Security Documents and this Agreement will, upon issuance of the Debentures, rank senior in right of payment and security to all of the Corporation’s present and future indebtedness.

ARTICLE 12 - ACKNOWLEDGEMENTS, COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE SUBSCRIBER

12.1 Acknowledgements, Representations, Warranties and Covenants of the Subscriber

     The Subscriber, on its own behalf and, if applicable, on behalf of others for whom it is acting hereunder, hereby represents and warrants to, and covenants with, the Corporation as follows and acknowledges that the Corporation is relying on such representations and warranties in connection with the transactions contemplated herein:

A) if the Subscriber is an individual, the Subscriber is of the full age of majority and is legally competent to enter into and execute this Subscription Agreement and take all action pursuant hereto;

B) if the Subscriber is a corporation, it is a valid and subsisting corporation, it has the necessary corporate capacity to execute and deliver this Subscription Agreement and to observe and perform its covenants and obligations hereunder and it has taken all necessary corporate action in respect thereof;

C) if the Subscriber is a partnership, syndicate or other form of unincorporated organization, it has the necessary legal capacity and authority to execute and deliver this Subscription Agreement and to observe and perform its covenants and obligations hereunder and has obtained all necessary approvals in respect thereof;

D) this Subscription Agreement has been duly and validly authorized, executed and delivered and constitutes a legal, valid, binding and enforceable obligation of the Subscriber;

E) the Subscriber has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of an investment in Units, and is able to bear the economic risk of loss of such investment;

F) the Subscriber complies with one of the following:

(i)

the Subscriber is purchasing as principal and has purchased that number of Units having an acquisition cost of not less than $150,000 and was not created solely to purchase or hold securities in reliance on the registration and prospectus exemptions provided under Section 2.10 of National Instrument 45-106 Prospectus and Registration Exemptions

(Regulation 45-106 respecting Prospectus and Registration Exemptions in Québec), it pre-existed the Offering and has bona fide purpose other than investment in the Units; or

(ii)

the Subscriber is an Accredited Investor (see Schedule “D” for the definition) purchasing Units as principal for its own account and not for the benefit of any other person, for investment and not with a view to any resale, distribution or other disposition of the Units in violation of Securities Laws;

G) the Subscriber is resident in the state or province set forth in this Subscription Agreement as the "Subscriber's Address" opposite its signature;

H) if required by Securities Laws, the rules or policies of any stock exchange or other regulatory authority, the Subscriber will execute, deliver, file and otherwise assist the Corporation in filing such reports, undertakings and other documents with respect to the issue of the Units, as the case may be;

12.2 Acknowledgments and Covenants of the Subscriber

     The Subscriber, on its own behalf and, if applicable, on behalf of others for whom it is acting hereunder, acknowledges, covenants and agrees as follows:

A) the Subscriber has received and reviewed a copy of the Term Sheet setting out the principal terms of the Offering.

B) no securities commission, agency, governmental authority, regulatory body, stock exchange or similar regulatory body has reviewed or passed on the merits of the Units.

C) the Subscriber has not received an offering memorandum and has not received any other document describing the business and affairs of the Corporation which has been prepared for delivery to, and review by, prospective purchasers in order to assist the Subscriber in making an investment decision in respect of the Units;

D) the Subscriber is aware that it is purchasing the Units pursuant to an exemption under Securities Laws and, as a consequence: (i) it is restricted from using most of the civil remedies available under Securities Laws; (ii) it may not receive information that would otherwise be required to be provided to it under Securities Laws; and (iii) the Corporation is relieved from certain obligations that would otherwise apply under Securities Laws;

E) the subscriber understands that the Corporation is not a reporting issuer in any Canadian jurisdiction and there can be no assurance that the Corporation will ever become a reporting issuer in any Canadian jurisdiction.

F) there are restrictions on the Subscriber's ability to resell the securities and it is the responsibility of the Subscriber to find out what those restrictions are and to comply with them before selling the securities and the Subscriber further acknowledges that it is aware of the fact that it may not be able to resell the securities except in accordance with limited exemptions under Securities Laws until expiry of the applicable hold and restricted period and in compliance with certain other requirements of Securities Laws.

G) the Common Shares comprised in the Units shall be subject to statutory resale restrictions under the Securities Laws of the jurisdiction in which the Subscriber resides and under other applicable securities laws, and the Subscriber covenants that it will not resell the Common Shares except in compliance with such laws and the Subscriber acknowledges that it is solely responsible (and the Corporation is not in any way responsible) for such compliance.

H) the certificates representing the Debentures, Common Shares and the Warrants comprising the Units will bear, as of the Closing Date, legends substantially in the following form and with the necessary information inserted:

“THE CORPORATION IS NOT A "REPORTING ISSUER" AS THAT TERM IS DEFINED UNDER APPLICABLE SECURITIES LAWS. THERE IS NO ASSURANCE THAT THE CORPORATION WILL BECOME A "REPORTING ISSUER". THE COMMON SHARES OF THE CORPORATION ARE LISTED ON THE OTC BULLETIN BOARD UNDER THE SYMBOL SNDTF.OB. THE SECURITIES OF THE CORPORATION SUBSCRIBED FOR HEREUNDER WILL BE SUBJECT TO RESALE RESTRICTIONS UNDER APPLICABLE SECURITIES LAWS. THE CORPORATION HAS NOT COVENANTED, AND IS UNDER NO OBLIGATION, TO FILE A PROSPECTUS OR COMPLETE A TRANSACTION WHICH WOULD RESULT IN THE CORPORATION OR ANY SUCCESSOR THERETO BECOMING A "REPORTING ISSUER". INVESTORS ARE URGED TO CONSULT WITH THEIR PROFESSIONAL ADVISORS WITH RESPECT TO RESALE RESTRICTIONS APPLICABLE TO SECURITIES OF THE CORPORATION.”

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION.”

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (i) THE DATE WHICH IS THE CLOSING DATE, AND (ii) THE DATE SAND TECHNOLOGY INC. BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY. ”

I) the securities have not been registered under the United States Securities Act or under any state "Blue Sky" law in the United States. The Subscriber understands further that in absence of an effective registration statement, the securities can only be sold pursuant to some exemption from registration, such as Rule 144 promulgated by the SEC under the United States Securities Act, which requires, among other conditions, that the securities must be held for a minimum of one (1) year.

J) the Subscriber, and each beneficial person for whom it is contracting hereunder, shall execute, deliver, file and otherwise assist the Corporation with filing all documentation required by the applicable Securities Laws to permit the subscription for Units.

K) the Corporation is relying on the representations, warranties and covenants contained herein and in the applicable Schedules attached hereto to determine the Subscriber’s eligibility to subscribe for the Units under applicable Securities Laws and the Subscriber agrees to indemnify the Corporation and each of its directors, officers, employees and agents against all losses, claims, costs, expenses, damages or liabilities which any of them may suffer or incur as a result of or arising from reliance thereon. The Subscriber undertakes to immediately notify the Corporation of any change in any statement or other information relating to the Subscriber set forth in such applicable Schedules which takes place prior to the Closing Time.

L) the Corporation is relying on an exemption from the requirement to provide the Subscriber with a prospectus under the Securities Laws and, as a consequence of acquiring the Units pursuant to such exemption, certain protections, rights and remedies provided by the Securities Laws, including statutory rights of rescission or damages, will not be available to the Subscriber.

M) the Subscriber, and each beneficial person for whom it is contracting hereunder, is responsible for obtaining such legal and tax advice as it considers appropriate in connection with the execution, delivery and performance of this Subscription Agreement and the transactions contemplated under this Subscription Agreement.

N) there is no government or other insurance covering the Units.

O) there are risks associated with the purchase of the Units.

P) the Corporation is collecting the Subscriber’s personal information for the purpose of fulfilling this Subscription Agreement. The Subscriber acknowledges and consents to the fact that the Corporation may be required by the applicable Securities Laws to provide the securities regulators or other authorities pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) with any personal information provided by the Subscriber, pursuant to this Subscription Agreement. Notwithstanding that the Subscriber may be purchasing the Units as agent on behalf of an undisclosed principal, the Subscriber agrees to provide, on request, particulars as to the identity of such undisclosed principal as may be required by the Corporation in order to comply with the foregoing.

Q) the Subscriber understands that the Corporation may be required to provide any one or more of the Canadian securities regulators or other regulatory agencies with the name, residential address, telephone number and e-mail address of the Subscriber as well as information regarding the number, aggregate purchase price and type of securities purchased under this subscription and the identities of any beneficial purchasers of the Common Shares (collectively, the "Information"), and may make any other filings of the Information as the Corporation’s counsel deems appropriate. In addition, the information may be used by the Corporation for the purposes of:

(i) completing the purchase of Units pursuant to this Subscription Agreement;

(ii) complying with all corporate governance and continuous disclosure requirements under applicable Securities Laws; and

(iii) contacting the Subscriber in its capacity as an investor.

R) The Subscriber hereby consents to and authorizes the foregoing use and disclosure of such Information and agrees to provide, on request, all particulars required by the Corporation in order to comply with the foregoing.

S) Furthermore, the Subscriber if resident in the Province of Ontario is hereby notified that:

(i) the Corporation may deliver to the Ontario Securities Commission certain personal information pertaining to the Subscriber, including such Subscriber full name, residential address and telephone number, the number of Units purchased by the Subscriber and the total purchase price paid for such Units, the prospectus exemption relied on by the Corporation and the date of distribution of the Units,

(ii) such information is being collected indirectly by the Ontario Securities Commission under the authority granted to it in securities legislation,

(iii) such information is being collected for the purposes of the administration and enforcement of the securities legislation of Ontario, and

(iv) the Subscriber may contact the following public official in Ontario with respect to questions about the Ontario Securities Commission’s indirect collection of such information at the following address and telephone number:

Administrative Assistant to the Director of Corporate Finance
Ontario Securities Commission
Suite 1900, Box 55, 20 Queen Street West
Toronto, Ontario, M5H 3S8
Telephone: (416) 593-8086

12.3 Reliance on Representations, Warranties, Covenants and Acknowledgements

     The Subscriber acknowledges and agrees that the representations, warranties, covenants and acknowledgements made by the Subscriber in this Subscription Agreement are made with the intention that they may be relied upon by the Corporation in determining the Subscriber’s eligibility (and, if applicable, the eligibility of others for whom the Subscriber is contracting hereunder) to purchase the Units under the Securities Laws. The Subscriber further agrees that by accepting the Units, the Subscriber shall be representing and warranting that such representations, warranties, acknowledgements and covenants are true as at the Closing Time with the same force and effect as if they had been made by the Subscriber at the Closing Time.

ARTICLE 13 - SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1 Survival of Representations, Warranties and Covenants of the Corporation

     The representations, warranties and covenants of the Corporation contained in this Subscription Agreement shall survive the Closing and, notwithstanding such Closing or any investigation made by or on behalf of the Subscriber with respect thereto, shall continue in full force and effect for the benefit of the Subscriber.

13.2 Survival of Representations, Warranties and Covenants of the Subscriber

     The representations, warranties and covenants of the Subscriber contained in this Subscription Agreement shall survive the Closing and, notwithstanding such Closing or any investigation made by or on behalf of the Corporation with respect thereto and notwithstanding any subsequent disposition by the Subscriber of any of the Debentures, Common Shares and Warrants shall continue in full force and effect for the benefit of the Corporation.

ARTICLE 14 - MISCELLANEOUS

14.1 Further Assurances

     Each of the parties hereto upon the request of each of the other parties hereto, whether before or after the Closing Time, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be necessary or desirable to complete the transactions contemplated herein and in the Security Documents.

14.2 Notices

A) Any notice, direction or other instrument required or permitted to be given to any party hereto shall be in writing and shall be sufficiently given if delivered personally, or transmitted by facsimile tested prior to transmission to such party, as follows:

(i)	in the case of the Corporation, to:

Sand Technology Inc.
215 Redfern Avenue, suite 410 Montréal, Québec (Canada) H3Z 3L5
Attention: Arthur G. Ritchie, President and Chief Executive Officer Fax: (514) 939-3477

(ii)	in the case of the Subscriber, at the address specified on the face page hereof.

B) Any such notice, direction or other instrument, if delivered personally, shall be deemed to have been given and received on the day on which it was delivered, provided that if such day is not a Business Day then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following such day and if transmitted by fax, shall be deemed to have been given and received on the day of its transmission, provided that if such day is not a Business Day or if it is transmitted or received after the end of normal business hours then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following the day of such transmission.

C) Any party hereto may change its address for service from time to time by notice given to each of the other parties hereto in accordance with the foregoing provisions.

14.3 Time of the Essence

     Time shall be of the essence of this Subscription Agreement and every part hereof.

14.4 Costs and Expenses

     All costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Subscription Agreement and the transactions herein contemplated shall be paid and borne by the party incurring such costs and expenses.

14.5 Applicable Law

     This Subscription Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Québec and the laws of Canada applicable therein. Any and all disputes arising under this Subscription Agreement, whether as to interpretation, performance or otherwise, shall be subject to the exclusive jurisdiction of the courts of the Province of Québec and each of the parties hereto hereby irrevocably attorns to the jurisdiction of the courts of such Province.

14.6 Entire Agreement

     This Subscription Agreement, including the Schedules hereto, constitutes the entire agreement between the parties with respect to the transactions contemplated herein and cancels and supersedes any prior understandings, agreements, negotiations and discussions between the parties. There are no representations, warranties, terms, conditions, undertakings or collateral agreements or understandings, express or implied, between the parties hereto other than those expressly set forth in this Subscription Agreement or in any such agreement, certificate, affidavit, statutory declaration or other document as aforesaid. This Subscription Agreement may not be amended or modified in any respect except by written instrument executed by each of the parties hereto.

14.7 Counterparts

     This Subscription Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same Subscription Agreement. Counterparts may be delivered either in original or faxed form and the parties adopt any signature received by a receiving fax machine as original signatures of the parties.

14.8 Assignment

     This Subscription Agreement may not be assigned by either party except with the prior written consent of the other party hereto.

14.9 Enurement

     This Subscription Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors (including any successor by reason of the amalgamation or merger of any party), administrators and permitted assigns.

14.10 Language

     Each of the Corporation and the Subscriber hereby acknowledges that it has consented and requested that all documents evidencing or relating in any way to the Debentures, Common Shares and Warrants and this Subscription Agreement be drawn up in the English language only. La société et le souscripteur reconnaissent par les présentes avoir consenti et demandé que tous les documents faisant foi ou se rapportant de quelque manière aux débentures, actions ordinaires et bons de souscription et à la présente convention de souscription soient rédigés en anglais seulement.

14.11 Absolute Obligation.

     Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct debt obligation of the Corporation. This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein.

14.12 Lost or Mutilated Debenture.

     If this Debenture shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Corporation and customary and reasonable indemnity, if requested.

14.13 Severability.

     If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Corporation covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Corporation from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Corporation (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

14.14 Assumption.

     Any successor to the Corporation or any surviving entity in a Fundamental Transaction shall (i) assume, prior to such Fundamental Transaction, all of the obligations of the Corporation under this Debenture and the Security Documents pursuant to written agreements in form and substance satisfactory to the Holder (such approval not to be unreasonably withheld or delayed) and (ii) issue to the Holder a new debenture of such successor entity evidenced by a written instrument substantially similar in form and substance to this Debenture, including, without limitation, having a principal amount and interest rate equal to the principal amount and the interest rate of this Debenture and having similar ranking to this Debenture, which shall be satisfactory to the Holder (any such approval not to be unreasonably withheld or delayed). The provisions of this Section 10(i) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations of this Debenture.

SCHEDULE “A”
NON-BROKERED PRIVATE PLACEMENT
TERM SHEET
SAND TECHNOLOGY INC.
Offering of Units
April 2008

Issuer:	Sand Technology Inc. (the “Corporation”)

Offering:

Up to 2,000 Units of the Corporation (the "Units") distributed by way of private placement to exempt purchasers or accredited investors. Each Unit consists of one Debenture (face value of $900) due December 31, 2017 and convertible into Class A common shares (the "Common Shares") at $0.45 per share and one thousand share purchase warrants (a "Warrant") of the Corporation. Each Warrant will entitle the holder, on exercise, to purchase one additional Common Share of the Issuer (a "Warrant Share") at a price of US$ 0.70 per Warrant Share at any time until the earlier of the close of business on the day which is thirty six (36) months from the Closing Date or the sixtieth (60th) consecutive trading day in which the bid price of the shares has been above US$1.50.

Total Offering:	Up to US$1,800,000 (minimum: US$1,000,000)

Price:	US$900 per Unit.

Debentures and Warrants:	The Debentures and Warrants will be transferable, but will be subject to restrictions on transfer imposed by applicable securities laws.

The certificates representing the Warrants will, among other things, include provisions for the appropriate adjustment in the class, number and price of the Warrant Shares issued upon exercise of the Warrants upon the occurrence of certain events, including any subdivision, consolidation or reclassification of the Corporation's common shares, the payment of dividends in shares and the amalgamation of the Corporation.

Exemptions:	The offering will be made in accordance with the following exemptions from prospectus requirements:

A)

The "accredited investor" exemption found in section 2.3 of National Instrument 45-106 Prospectus and Registration Exemptions (Regulation 45-106 respecting Prospectus and Registration Exemptions in Québec);

B)

The "minimum amount investment ($150,000)" exemption found in section 2.10 of National Instrument 45-106 Prospectus and Registration Exemptions (Regulation 45-106 respecting Prospectus and Registration Exemptions in Québec).

1

Resale restrictions and legends:	The Debentures, Common Shares, Warrants and Warrant Shares may be subject to indefinite resale restrictions under applicable securities laws.

The Subscribers acknowledge that the certificates representing the Debentures, Common Shares and Warrants will bear the following legends:

"Unless permitted under securities legislation, the holder of this security must not trade the security before the date that is 4 months and a day after the later of (i) the Closing Date, and (ii) the date the Corporation became a reporting issuer in any province or territory of Canada. "

"These securities have not been registered under the securities act of 1933 (the “Securities Act”) or under applicable state securities laws and may not be sold, transferred or otherwise disposed of unless registered under the Securities Act and any applicable state securities laws or pursuant to available exemptions from such registration. "

Subscribers are advised to consult with their own legal counsel or advisors to determine the resale restrictions that may be applicable to them. The Subscribers are solely responsible for (and the Corporation is in no way responsible for) the investor's compliance with applicable resale restrictions.

Use of Proceeds:	The Corporation may use the proceeds from the Offering for general corporate purposes.

2

SCHEDULE “B”

NOTICE OF CONVERSION

     The undersigned hereby elects to convert principal under the 8% Secured Convertible Debenture of Sand Technology, Inc., a Quebec corporation (the “Corporation”), due on December 31, 2017, into Class A common shares, no par value (the “Common Shares”), of the Corporation according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

     By the delivery of this Notice of Conversion the undersigned represents and warrants to the Corporation that its ownership of the Common Shares does not exceed the amounts determined in accordance with Section 13(d) of the Exchange Act, specified under Article 3 of the Debenture.

     The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid Common Shares.

Conversion calculations:
Date to Effect Conversion: ___________________
above referenced Debenture.

Dated:

SCHEDULE “C”

CONVERSION SCHEDULE

The 8% Secured Convertible Debentures due on December 31, 2017, in the aggregate principal amount of $____________ issued by Sand Technology Inc. This Conversion Schedule reflects conversions made under Section 4 of the above referenced Debenture.

Dated:

Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion (or original Principal Amount)	Corporation Attest

Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion (or original Principal Amount)	Corporation Attest

SCHEDULE “D”

CERTIFICATE

ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS
FOR ALL SUBSCRIBERS

The Subscriber certifies that :

[   ] he is purchasing a sufficient number of Units such that the aggregate acquisition cost is not less than $150,000;

or

[   ] he is an "accredited investor" as defined in National Instrument 45-106 Prospectus and Registration Exemptions or Regulation 45-106 respecting Prospectus and Registration Exemptions in Québec ("NI 45-106") by virtue of satisfying one or more of the criteria below [you must certify your status as an "accredited investor" by initialling one or more] and is purchasing the Units as principal for its own account and not for the benefit of any other person:

_____	1.	A Canadian financial institution, or a Schedule III bank.

_____	2.	The Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada).

_____	3.	A subsidiary of any person referred to in paragraphs (1) or (2), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary.

_____	4.	A person registered under the securities legislation of a jurisdiction of Canada as an adviser or dealer, other than a person registered solely as a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador).

_____	5.	An individual registered or formerly registered under the securities legislation of a jurisdiction of Canada as a representative of a person referred to in paragraph (4).

_____	6.	The Government of Canada or a jurisdiction of Canada, or any crown corporation, agency or wholly-owned entity of the Government of Canada or a jurisdiction of Canada.

_____	7.	A municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’Ile de Montréal or an intermunicipal management board in Québec.

_____	8.	Any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government.

_____	9.	A pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a pension commission or similar regulatory authority of a jurisdiction of Canada.

_____	10.

An individual who, either alone or with a spouse, beneficially owns, directly or indirectly, financial assets having an aggregate realizable value that before taxes, but net of any related liabilities, exceeds $1,000,000.

_____	11.

An individual whose net income before taxes exceeded $200,000. in each of the 2 most recent calendar years or whose net income before taxes combined with that of a spouse exceeded $300,000. in each of the 2 most recent calendar years and who, in either case, reasonably expects to exceed that net income level in the current calendar year.

_____	12.	An individual who, either alone or with a spouse, has net assets of at least $5,000,000.

_____	13.	A person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements.

_____	14.	An investment fund that distributes or has distributed its securities only to

		(i) a person that is or was an accredited investor at the time of the distribution;

		(ii) a person that acquires or acquired securities in the circumstances referred to in section 2.10 (Minimum amount investment), and 2.19 (Additional investment in investment funds) of NI 45-106, or

		(iii) a person described in paragraph 14(i) or (ii) that acquires or acquired securities under section 2.18 (Investment fund reinvestment) of NI 45-106.

_____	15.

An investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt.

_____	16.

A trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust corporation or trust corporation, as the case may be.

_____	17.	A person acting on behalf of a fully managed account managed by that person, if that person

		(i)	is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction, and

		(ii)	in Ontario, is purchasing a security that is not a security of an investment fund.

_____	18.

A registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded.

_____	19.	An entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (1) to (4) or paragraph (9) in form and function.

_____	20.

A person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors.

_____	21.	An investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser.

_____	22.	A person that is recognized or designated by the securities regulatory authority or, except in Ontario and Québec, the regulator as

		(i)	an accredited investor, or

		(ii)	an exempt purchaser in Alberta or British Columbia after September 14, 2005.

For the purposes of the foregoing certification, the following definitions apply:

(a)	"affiliate" means that an issuer is an affiliate of another issuer if:

	(i)	one of them is the subsidiary of the other, or

	(ii)	each of them is controlled by the same person.

(b)	"Canadian financial institution" means

	(i)	an association governed by the Cooperative Credit Associations Act (Canada) or a central cooperative credit society for which an order has been made under section 473(1) of that Act, or

(ii)

a bank named in Schedule I or II of the Bank Act (Canada), loan corporation, trust corporation, trust corporation, insurance corporation, treasury branch, credit union, caisse populaire, financial services cooperative, or league that, in each case, is authorized by an enactment of Canada or a jurisdiction of Canada to carry on business in Canada or a jurisdiction of Canada.

(c)	"corporation" means any corporation, incorporated association, incorporated syndicate or other incorporated organization;

(d)

"control person" has the same meaning as in securities legislation except in Manitoba, Newfoundland and Labrador, Northwest Territories, Nova Scotia, Nunavut, Ontario, Prince Edward Island and Quebec where control person means any person that holds or is one of a combination of persons that holds

(i) a sufficient number of any of the securities of an issuer so as to affect materially the control of the issuer, or

(ii) more than 20% of the outstanding voting securities of an issuer except where there is evidence showing that the holding of those securities does not affect materially the control of the issuer.

(e)	"entity" means a corporation, syndicate, partnership, trust or unincorporated organization;

(f)	"financial assets" means cash, securities, or any contract of insurance or deposit or evidence thereof that is not a security for the purposes of the securities legislation;

(g)

"fully managed account" means an account of a client for which a person makes the investment decisions if that person has full discretion to trade in securities for the account without requiring the client’s express consent to a transaction;

(h)	"mutual fund" means:

(i) for the purposes of British Columbia law,

(A)

an issuer of a security that entitles the holder to receive on demand, or within a specified period after demand, an amount computed by reference to the value of a proportionate interest in the whole or in a part of the net assets, including a separate fund or trust account, of the issuer of the security,

(B)	an issuer described in an order that the commission may make under section 3.2 of the Securities Act (B.C.), and

(C)	an issuer that is in a class of prescribed issuers,

but does not include an issuer, or a class of issuers, described in an order that the commission may make under section 3.1 of the Securities Act (B.C.);

(ii)	for the purposes of Alberta law,

(A)

an issuer whose primary purpose is to invest money provided by its security holders and whose securities entitle the holder to receive on demand, or within a specified period after demand, an amount computed by reference to the value of a proportionate interest in the whole or in part of the net assets, including a separate fund or trust account, of the issuer, or

(B)	an issuer that is designated as a mutual fund under section 10 of the Alberta Securities Act (Alberta) or in accordance with the regulations,

but does not include an issuer, or class of issuers, that is designated under section 10 of the Alberta Securities Act (Alberta) not to be a mutual fund;

(iii)

for the purposes of Ontario law, an issuer whose primary purpose is to invest money provided by its security holders and whose securities entitle the holder to receive on demand, or within a specified period after demand, an amount computed by reference to the value as a proportionate interest in the whole or in part of the net assets, including a separate fund or trust account, of the issuer;

(iv)	for the purposes of Quebec law, a corporation issuing shares which must, on request of the holder, redeem them at their net asset value;

(i)	"non-redeemable investment fund" means an issuer:

	(i)	whose primary purpose is to invest money provided by its security holders;

	(ii)	that does not invest,

		(A)	for the purpose of exercising or seeking to exercise control of an issuer, other than an issuer that is a mutual fund or a non-redeemable investment fund, or

		(B)	for the purpose of being actively involved in the management of any issuer in which it invests, other than an issuer that is a mutual fund or a non-redeemable investment fund, and

	(iii)	that is not a mutual fund;

(j)	"person" includes

	(i)	an individual,

	(ii)	a corporation,

	(iii)	a partnership, trust, fund and an association, syndicate, organization or other organized group of persons, whether incorporated or not, and

	(iv)	an individual or other person in that person's capacity as a trustee, executor, administrator or personal or other legal representative;

(k)	"portfolio adviser" means:

(v)	a portfolio manager; or

(vi)

a broker or investment dealer exempted from registration as an adviser under section 148 of the regulation made under the Securities Act (Ontario) if that broker or investment dealer is not exempt from the by-laws or regulations of the Toronto Stock Exchange or the Investment Dealers’ Association of Canada referred to in that section;

(l)	"related liabilities" means liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets or liabilities that are secured by financial assets;

(m)	"spouse" means an individual who:

(vii)	is married to another individual and is not living separate and apart within the meaning of the Divorce Act (Canada) from the other individual,

(viii)	is living with another individual in a marriage-like relationship, including a marriage-like relationship between individuals of the same gender, or

(ix)	in Alberta, is an individual referred to in paragraph (i) or (ii), or is an adult interdependent partner within the meaning of the Adult Interdependent Relationships Act (Alberta);

(n)	"subsidiary" means an issuer that is controlled directly or indirectly by another issuer and includes a subsidiary of that subsidiary.

SCHEDULE “E”

CERTIFICATE
ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS
FOR NON-CANADIAN SUBSCRIBERS
(OTHER THAN UNITED STATES SUBSCRIBERS)

The Subscriber, on its own behalf and (if applicable) on behalf of others for whom it is contracting hereunder, further represents, warrants and covenants to and with the Corporation (and acknowledges that the Corporation is relying thereon) that it is, and (if applicable) any beneficial purchaser for whom it is contracting hereunder is, a resident of, or otherwise subject to, the securities legislation of a jurisdiction other than Canada or the United States, and:

(a)	the Subscriber is, and (if applicable) any other purchaser for whom it is contracting hereunder, is:

(i)

a purchaser that is recognized by the securities regulatory authority in the jurisdiction in which it is, and (if applicable) any other purchaser for whom it is contracting hereunder, is resident or otherwise subject to the securities laws of such jurisdiction, as an exempt purchaser and is purchasing the Units as principal for its, or (if applicable) each such other purchaser’s, own account, and not for the benefit of any other person, for investment only and not with a view to resale or distribution; or

(ii)

a purchaser which is purchasing the Units pursuant to an exemption from any prospectus or securities registration requirements (particulars of which are enclosed herewith) available to the Corporation, the Subscriber and any such other purchaser under applicable securities laws of their jurisdiction of residence or to which the Subscriber and any such other purchaser are otherwise subject to, and the Subscriber and any such other purchaser shall deliver to the Corporation such further particulars of the exemption and their qualification thereunder as the Corporation may reasonably request. The Subscriber will, if requested by the Corporation, deliver to the Corporation a certificate or opinion of local counsel from the jurisdiction of the Subscriber’s residence (or, if acting for a beneficial purchaser, the jurisdiction of the beneficial purchaser’s residence) which will confirm the matters referred to in this Schedule “D”;

(b)

the purchase of Common Shares by the Subscriber, and (if applicable) each such other purchaser, does not contravene any of the applicable securities laws in such jurisdiction and does not trigger: (i) any obligation to prepare and file a prospectus, an offering memorandum or similar document, or any other ongoing reporting requirements with respect to such purchase or otherwise; or (ii) any registration or other obligation on the part of the Corporation; and

the Subscriber, and (if applicable) any other purchaser for whom we are contracting hereunder will not sell or otherwise dispose of any Units, Debentures, Common Shares or Warrants, except in accordance with applicable Canadian securities laws, and if the Subscriber, or (if applicable) such beneficial purchaser sells or otherwise disposes of any Units, Debentures, Common Shares or Warrants, the Subscriber, and (if applicable) such beneficial purchaser, will obtain from such purchaser representations, warranties and covenants in the same form as provided in this Schedule “D” and shall comply with such other requirements as the Corporation may reasonably require.

Dated at ___________________ this _________ day of __________________, 2008.

Name of Subscriber

Print Name of Subscriber

Title

SCHEDULE “F”

ACCREDITED INVESTOR CERTIFICATE
(UNITED STATES SUBSCRIBERS)

     The undersigned Subscriber hereby certifies that it is an accredited investor as that term is defined in Rule 501(a) under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”). The specific category(s) of institutional accredited investor applicable to the undersigned is checked below. ALL REFERENCES TO DOLLAR AMOUNTS IN THIS SCHEDULE F ARE TO THE LAWFUL CURRENCY OF THE UNITED STATES.

1. Any bank as defined in Section 3(a)(2) of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the U.S. Securities Act whether acting in its individual or fiduciary capacity; any broker dealer registered pursuant to Section 15 of the U.S. Securities Exchange Act of 1934; any insurance company as defined in Section 2(a)(13) of the U.S. Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees if such plan has total assets in excess of US$5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of US$5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors (as such term is defined in Rule 501(a) of Regulation D);

2. Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

3. Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Debentures with total assets in excess of US$5,000,000;

4. Any director or executive officer of Sand Technology Inc.;

5. Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds US$1,000,000;

6. Any natural person who had an individual income in excess of US$200,000 in each of the two most recent years or joint income with that person’s spouse in excess of US$300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

7. Any trust with total assets in excess of US$5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person (being defined as a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment); or

8. Any entity in which all of the equity owners are accredited investors (as such term is defined in Rule 501(a) of Regulation D under the U.S. Securities Act).

     IN WITNESS WHEREOF, the undersigned has executed this Accredited Investor Certificate this ____ day of April, 2008.

Signature of Subscriber

Name of Subscriber

SCHEDULE “G”

EXISTING INDEBTEDNESS

Loans and advances from Arthur Ritchie (as at February 29, 2008)	CAD$1,196,195